UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 26, 2022

Grayscale® Ethereum Trust (ETH)

(Exact name of Registrant as Specified in Its Charter)

Delaware	000-56193	82-6677805
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Grayscale Investments, LLC 290 Harbor Drive, 4th Floor
Stamford, Connecticut		06902
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 212 668-1427

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(g) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Grayscale Ethereum Trust (ETH) Shares	ETHE	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01 Regulation FD Disclosure.

On September 26, 2022 (the “Record Date”), Grayscale Investments, LLC, the sponsor (the “Sponsor”) of Grayscale Ethereum Trust (ETH) (the “Trust”), distributed the rights to the ETH Proof of Work tokens (“ETHPoW”) received by the Trust, as a result of a fork in the Ethereum blockchain on September 15, 2022 to holders of record (“Record Date Shareholders”) of the Trust’s common units of fractional undivided beneficial interest in and ownership of the Trust (the “Shares”) as of the close of business on the Record Date. The right to acquire, or otherwise establish dominion and control over, any ETHPoW as a result of the aforementioned fork in the Ethereum blockchain is referred to as an “Incidental Right” and any such ETHPoW acquired through such Incidental Rights is referred to as “IR Virtual Currency”.

Pursuant to the terms of the Trust Agreement governing the Trust, the Trust has appointed Grayscale Investments, LLC as agent (in this capacity, the “Agent”) on behalf of the Record Date Shareholders and transferred the Incidental Rights held by the Trust to the Agent on behalf of the Record Date Shareholders. The Trust transferred the rights to approximately 3,059,976.06309448 tokens of IR Virtual Currency, or approximately 0.00986585 tokens (or units) of the IR Virtual Currency per Share based on 310,158,500 Shares of the Trust outstanding. Upon transfer, the Trust determined that the fair market value of the IR Virtual Currency was $0 per token (or unit) of the IR Virtual Currency due to the lack of a trading venue accessible to the Agent and uncertainty regarding the ability to safely access and custody the IR Virtual Currency.

The Agent will look to acquire the IR Virtual Currency as soon as practicable after the transfer and sell the IR Virtual Currency over a period of time, which is not currently expected to exceed 180 days, on behalf of the Record Date Shareholders. In case the Agent determines a market for the IR Virtual Currency does not develop or the cost incurred by the Agent in connection with the sale of the IR Virtual Currency is likely to be greater than the aggregate sale value, the Agent will abandon the IR Virtual Currency.

In the event that the Agent is able to sell the IR Virtual Currency, the Agent will remit the cash proceeds from the sales, net of any administrative and other reasonable expenses incurred by the Agent in its capacity as agent of the Record Date Shareholders and not in its capacity as Sponsor of the Trust, ratably to Record Date Shareholders. The Agent will announce one or more dates for remittance of such net cash proceeds as well as the right to remit any net cash proceeds from sales of the Record Date Shareholders’ IR Virtual Currency prior to the sale of all IR Virtual Currency tokens, in more than one remittance. The Agent may use an affiliated dealer, including Genesis Global Trading, Inc., to facilitate the sale of the IR Virtual Currency. Any such affiliated dealer would expect to receive a customary markup or other customary compensation for its services.

The trading venues for the IR Virtual Currency are not broadly established and there is uncertainty as to whether digital asset custodians will support the IR Virtual Currency or if trading markets with meaningful liquidity will develop. In the event digital asset custodians do support the IR Virtual Currency and trading markets do develop it is expected that there will be widely fluctuating values for the IR Virtual Currency for some time. As a result of this uncertainty and the potential for significant volatility in prices for the IR Virtual Currency, it is not possible to predict the value, if any, that the Agent will be able to realize from sales of IR Virtual Currency after the Record Date. Therefore, if the Agent is able to sell the IR Virtual Currency at all, there can be no assurance as to the price or prices for the IR Virtual Currency that may be realized, and the value of the IR Virtual Currency may increase or decrease after any sale of the IR Virtual Currency by the Agent.

Record Date Shareholders are advised to consult with their advisors as to the tax consequences of the foregoing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Grayscale Investments, LLC as Sponsor of Grayscale Ethereum Trust (ETH)

Date:	September 26, 2022	By:	/s/ Michael Sonnenshein
Michael Sonnenshein Chief Executive Officer